PRESS RELEASE – FOR IMMEDIATE RELEASE

CONTACT:  Kenneth R. Howe, Chief Financial Officer
(248) 737-4190

AGREE REALTY REPORTS OPERATING RESULTS FOR THE FOURTH QUARTER 2009

FOURTH Quarter 2009 Highlights:

•	4th quarter FFO increases 9.7% year-over-year
•	Year-to-date FFO increases 9.4% year-over-year
•	$0.51 per share quarterly dividend paid January 5, 2010

FARMINGTON HILLS, MI (February 25, 2010) - Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended December 31, 2009. Fourth quarter funds from operations (“FFO”) increased 9.7% to $6,013,000 compared with FFO in the fourth quarter of 2008 of $5,480,000.  FFO per diluted share was $0.71 compared with $0.66 for the fourth quarter of 2008.  A reconciliation of net income to FFO is included in the financial tables accompanying this press release.  Net income was $4,563,000, or $0.54 per diluted share, compared with net income for the fourth quarter of 2008 of $4,120,000 or $0.49 per share.  Total revenues increased 5.2% to $9,537,000, compared with total revenues of $9,067,000 in the fourth quarter of 2008.

     For the year ended December 31, 2009, FFO increased 9.4% to $23,634,000 compared with FFO for the year ended December 31, 2008 of $21,598,000.  FFO per diluted share was $2.81 compared with $2.58 for the year ended December 31, 2008.  Net income was $17,994,000, or $2.14 per diluted share, compared with net income for the comparable period last year of $16,282,000, or $1.95 per diluted share. Total revenues increased 4.5% to $37,260,000 compared with total revenues of $35,654,000 for the comparable period last year.

“We are extremely pleased with the operating results for the quarter, as well as the year and expect continued growth as our projects in Oakland, California, Ann Arbor, Michigan, St Augustine Shores, Florida and Atlantic Beach, Florida are completed,” said Richard Agree, Chief Executive Officer.  “Our balance sheet remains strong and we continue to search for opportunistic uses of our available capital.”

Dividend

The Company paid a cash dividend of $0.51 per share on January 5, 2010 to shareholders of record on December 21, 2009.  The dividend is equivalent to an annualized dividend of $2.04 per share and represents a payout ratio of 72.5% of FFO for the quarter.

Portfolio

At December 31, 2009, the Company’s total assets were $261,789,000 and its portfolio consisted of 73 properties located in 16 states totaling 3,492,199 square feet.  The portfolio was 98.1% leased at the end of the quarter.

The Company’s construction in progress balance totaled approximately $4,792,000 at December 31, 2009, and we capitalized $49,703 of construction period interest during the fourth quarter of 2009.

Lease Expirations

The following table, as of December 31, 2009, sets forth lease expirations for the next 10 years for the Company’s freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

Expiring Leases
Expiration Year	Number of Leases Expiring	Square Footage	Percent of Total	Annualized Base Rent	Percent of Total
2010	9	182,100	5.3%	$1,017,912	3.0%
2011	23	136,636	4.0%	1,110,428	3.2%
2012	28	267,986	7.8%	1,375,067	4.0%
2013	20	314,713	9.2%	1,662,241	4.8%
2014	9	190,458	5.6%	985,856	2.9%
2015	18	768,841	22.4%	5,443,351	15.8%
2016	7	124,841	3.6%	1,922,928	5.6%
2017	4	30,844	0.9%	351,995	1.0%
2018	13	249,732	7.3%	4,396,756	12.8%
2019	6	70,170	2.0%	1,741,879	5.1%
Thereafter	41	1,090,336	31.9%	14,341,431	41.8%

Total	178	3,426,657		$34,349,844

Annualized Base Rent of Properties

The following is a breakdown of base rents in effect at December 31, 2009 for each type of retail tenant:

Credit Analysis
Retail Tenant	Annualized Base Rent	Percent of Total	Square Feet	Percent of Total
National	$30,614,320	89.2%	2,943,242	86.0%
Regional	2,659,992	7.7%	376,806	11.0%
Local	1,075,532	3.1%	106,609	3.0%
Total	$34,349,844		3,426,657

Major Tenants

The following is a breakdown of base rents in effect at December 31, 2009 for each of the Company’s major tenants:

Tenant Analysis
Retail Tenant	Annualized Base Rent	Percent of Total	Square Feet	Percent of Total
Walgreen	$10,246,099	29.8%	402,430	11.7%
Borders	9,938,796	28.9%	975,219	28.5%
Kmart	3,847,911	11.2%	999,766	29.2%
Subtotal	$24,032,806	69.9%	2,377,415	69.4%

Outstanding Shares and Operating Partnership Units

For the three months and year ended December 31, 2009, the Company’s fully diluted weighted average shares outstanding were 8,088,424 and 7,965,958, respectively.  The basic weighted average shares outstanding for the three months and year ended December 31, 2009 were 8,053,377 and 7,945,860, respectively.

The Company’s assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner.  As of December 31, 2009, there were 347,619 operating partnership units outstanding and the Company held a 95.93% interest.  For the three months and year ended December 31, 2009, the weighted average number of operating partnership units outstanding, were 347,619 and 450,737, respectively.

Agree Realty Corporation owns, manages and develops properties which are primarily single tenant properties leased to major retail tenants and neighborhood community shopping centers.  The Company currently owns and operates a portfolio of 73 properties, which are located in 16 states and contain approximately 3.5 million square feet of gross leasable space.

The Company is developing for a national retailer, retail space located at the southwest corner of 14th Street and Broadway in Oakland, California.  The retail space was formally occupied by Gap.  The Company is managing and coordinating the development process and overseeing the construction for a fee.  The development process commenced during the third quarter of 2009 and the project is expected to be completed during the first quarter of 2010.

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended.  These forward-looking statements represent the Company’s expectations, plans and beliefs concerning future events.  Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements.  Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2008.  Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues:
Minimum rents	$8,619	$8,399	$34,157	$32,851
Percentage rent	7	11	15	15
Operating cost reimbursements	648	656	2,647	2,784
Development fee income	252	-	410	-
Other income	11	1	31	4
Total Revenues	9,537	9,067	37,260	35,654
Expenses:
Real estate taxes	498	484	1,938	1,867
Property operating expenses	365	465	1,566	1,812
Land lease payments	215	222	859	767
General and administration	1,226	1,097	4,559	4,361
Depreciation and amortization	1,467	1,376	5,709	5,385
Operating Expenses	3,771	3,644	14,631	14,192
Income From Operations	5,766	5,423	22,629	21,462
Other Income (Expense)
Interest expense, net	(1,203)	(1,303)	(4,635)	(5,180)
Net Income	$4,563	$4,120	$17,994	$16,282
Net Income Per Share – Dilutive	$0.54	$0.49	$2.14	$1.95
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$4,563	$4,120	$17,994	$16,282
Depreciation of real estate assets	1,433	1,346	5,574	5,257
Amortization of leasing costs	17	14	66	59
Funds from Operations	$6,013	$5,480	$23,634	$21,598
Funds from Operations Per Share – Dilutive	$0.71	$0.66	$2.81	$2.58
Weighted average number of shares and OP units outstanding – dilutive	8,436	8,373	8,417	8,376

(1)           FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Management uses FFO as a supplemental measure to conduct and evaluate the Company’s business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company’s operating performance.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	December 31, 2009	December 31 2008
Assets
Land	$95,047	$87,309
Buildings	220,605	210,650
Accumulated depreciation	(64,076)	(58,502)
Property under development	4,792	13,383
Cash and cash equivalents	689	669
Rents receivable	1,987	965
Deferred costs, net of amortization	1,897	1,437
Other assets	848	986
Total Assets	$261,789	$256,897

Liabilities
Mortgages payable	$75,553	$67,624
Notes payable	29,000	32,945
Deferred revenue	10,035	10,725
Dividends and distributions payable	4,354	4,233
Other liabilities	3,020	3,388
Total Liabilities	121,962	118,915

Stockholders’ Equity
Common stock (8,191,574 and 7,863,930 shares)	1	1
Additional paid-in capital	147,466	143,892
Deficit	(10,633)	(11,258)
Accumulated other comprehensive income (loss)	(71)	-
Non-controlling interest	3,064	5,347
Total Stockholders’ Equity	139,827	137,982
	$261,789	$256,897